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Exhibit 99.1


                                 PRESS RELEASE
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                                                                    Exhibit 99.1
For Immediate Release
Tuesday, July 11, 2000
Press Release


                     FNB CORPORATION AND CNB HOLDINGS, INC.
                              ANNOUNCE AFFILIATION


FNB Corporation, (NASDAQ: FNBP), parent company of First National Bank headquartered in Christiansburg, Virginia, and CNB Holdings, Inc., parent company of Community National Bank headquartered in Pulaski, Virginia, today jointly announced that they have entered into an agreement to merge CNB Holdings ("CNB") into FNB Corporation ("FNB").

Under the terms of the agreement, shareholders of CNB will receive consideration valued at $10.60 for each share of CNB common stock, in the form of cash, stock of FNB, or a combination of cash and stock, at each CNB shareholder's election. The cash and FNB stock portion of the consideration, however, will each be limited to 50 percent of the total consideration paid. For those CNB shares which are converted into FNB shares, the number of FNB shares issued will be determined by dividing $10.60 by the average closing price of FNB shares for the 30 trading days ending 10 days prior to closing, but in no case will FNB issue more than 0.642 shares or less than 0.544 shares. The transaction will be structured as a tax-free reorganization to the extent of the shares exchanged and accounted for under the purchase method of accounting. It is expected to be accretive to cash earnings per share in the first full year of operation.

Both First National Bank and Community National Bank will continue operating under their respective managements, with their current names, as wholly-owned subsidiaries of FNB. Each bank will be managed by its own board of directors, and each bank's customers will see no change in day-to-day operations.

Kendall Clay, Chairman of the Board of Directors of FNB, and Hiawatha Nicely, Chairman, President, and CEO of CNB, said of the affiliation, "We are very excited about this partnership. The combination of our two organizations will
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create a company with over $570 million in assets and $55 million in capital, commanding the leading market share in Montgomery and Pulaski counties. The increased resources of the combined organization will allow us to provide our customers a wider variety of services and greater technological capabilities. We will have approximately 4.4 million common shares outstanding and over 1,600 shareholders, resulting in an immediate improvement in the liquidity of our shareholders' investments."

J. Daniel Hardy, Jr., President and CEO of FNB said, "Both First National and Community National are committed to providing the highest quality customer service that we believe only community banks can effectively deliver. The philosophy shared by both banks is one of commitment to preserving community-oriented banking. By maintaining our identity in each community, we can continue to offer the individualized service for which each bank is known. At the same time, we believe our shareholders will benefit from the efficiencies that can be generated from a larger organization. This affiliation marks the beginning of a multi-bank, community-based, financial services organization that will be able, through its combined resources, to aggressively compete with other banking entities to facilitate the organization's continued expansion."

In addition to the financial terms of the merger, the companies also announced the intent to include First National's Dublin office in the Community National subsidiary beginning at the time of a core processing conversion anticipated in early Spring 2001. The core processing conversion will allow customers of both banks to transact business at any of the combined organization's 14 branches and 25 ATMs. First National currently has 12 offices serving the New River Valley and the Mountain Empire regions. Community National presently operates two offices in Pulaski County.

This merger is subject to approval by the shareholders of CNB and bank regulators. The companies anticipate closing the transaction in the fourth quarter of 2000.

Davenport and Company, LLC, is serving as financial advisor to CNB, and The Carson Medlin Company is advising FNB, in this transaction.